Exhibit 10.1
AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT
     This Amendment No. 3 (this “Amendment”) to the Employment Agreement, dated as of May 18, 2000, by and between Stanley Erck, an individual resident of the Commonwealth of Massachusetts (“you”), and Iomai Corporation, a Delaware corporation (the “Company”), as amended by Amendment No. 1 thereto on October 25, 2001 and Amendment No. 2 thereto on December 1, 2005 (as so amended, the “Employment Agreement”) is made and entered into as of May 12, 2008, by and between you and the Company. Capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Employment Agreement.
     WHEREAS, in accordance with Section 17(c) of the Employment Agreement, you and the Company desire to amend certain provisions of the Employment Agreement, as set forth below.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties herby agree as follows:
1.	Amendment to Section 3(c). The last sentence of Section 3(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“Your options shall be governed by the Company’s option plans pursuant to which the grant has been, or in the future is, made and shall vest under the Company’s standard vesting schedule, provided, however, that the Company agrees that, at any time after a Change in Control, upon termination of your employment with the Company for any reason or other separation from the Company for any reason, all of your unvested options, whether granted by the Company pursuant to this Section 3(c) of this Agreement or otherwise, shall immediately vest and become exercisable.”

2.	Consent. You and the Company acknowledge and agree that the execution of Voting Agreements, in the form provided to you, by and between Intercell AG and holders of over 50% of the Company’s outstanding Common Stock, on or about May 12, 2008, shall not, in and of itself, be deemed a “Change in Control” for purposes of the Employment Agreement.

3.	Full Force and Effect. Except as modified, amended and supplemented above, all rights, terms and conditions of the Employment Agreement shall remain in full force and effect.

4.	Effect of Amendment. This Amendment is an amendment to the Employment Agreement. Unless the context of this Amendment otherwise requires, the Employment Agreement and this Amendment shall be read together and shall have the effect as if the provisions of the Employment Agreement and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Employment Agreement to the “Employment

Agreement,” “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Employment Agreement shall mean the Employment Agreement as amended by this Amendment.

5.	Governing Law. Regardless of the choice of law provisions of the State of Delaware or any other jurisdiction, the parties agree that this Amendment shall be otherwise interpreted, enforced and governed by federal laws and the laws of the State of Delaware.

6.	Counterparts. This Amendment may be executed in counterparts, and when so executed, each counterpart shall be deemed an original, and said counterparts together shall constitute one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

By:	/s/ Stanley C. Erck Stanley C. Erck

IOMAI CORPORATION

By:	/s/ Russell P. Wilson
Name: Russell P. Wilson
Title: Chief Financial Officer